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                                                                   Exhibit 99(a)

                    [LETTERHEAD OF WARBURG DILLON READ LLC]

The Board of Directors and the Independent Committee
RightCHOICE Managed Care, Inc.
1831 Chestnut Street
St. Louis, MO 63103

Members of the Board of Directors and the Independent Committee:

   Warburg Dillon Read LLC ("Warburg Dillon Read") hereby consents to the inclusion of the opinion letter of Warburg Dillon Read dated January 31, 2000 as Appendix H to, and to the reference thereto under the captions "SUMMARY-- Opinion of Warburg Dillon Read LLC" and "PROPOSED REORGANIZATION--Opinion of Warburg Dillon Read" in, the Proxy Statement/Prospectus of RightCHOICE Managed Care, Inc. ("RightCHOICE") relating to the proposed transaction involving RightCHOICE, Blue Cross and Blue Shield of Missouri and The Missouri Foundation for Health. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                          By:
                                            /s/ Warburg Dillon Read LLC

                                            WARBURG DILLON READ LLC

New York, New York
April 14, 2000